EXHIBIT 21.1

Subsidiaries as of December 31, 2015

Clover One, LLC (Delaware)
Coinstar Automated Retail Canada Inc (British Columbia)
Coinstar International, Inc. (Delaware)
Coinstar Ireland Limited (Republic of Ireland)
Coinstar Limited (United Kingdom)
Coinstar Procurement, LLC (Delaware)
CUHL Foods, LLC (Delaware)
CUHL Holdings, LLC (Washington)
ecoATM, Inc. (Delaware)
OMLP LLC (Washington)
Outerwall Holdings Inc. (Delaware)
Outerwall Services LLC (Delaware)
Redbox Automated Retail Canada Inc (British Columbia)
Redbox Automated Retail, LLC (Delaware)
Redbox Incentives LLC (Illinois)
RAR Ventures, LLC (Delaware)
Sesame Holdings, LLC (Delaware)